EXHIBIT 99.1

For Immediate Release	Contact: Anne-Marie Hess
August 28, 2006	Phone: (609)-951-6842
ahess@pharmanet.com

PharmaNet Development Group, Inc. Announces Its Corporate Name

And Executive Appointments

NASDAQ Stock Symbol to Change to PDGI

PRINCETON, NJ, August 28, 2006 – PharmaNet Development Group, Inc. (NASDAQ: PDGI) today announced its corporate name after receiving approval from its shareholders at the annual meeting.  The Company’s name was previously SFBC International (NASDAQ: SFCC).  The Company also received approval from NASDAQ for its shares to trade under the new stock symbol: PDGI.  The name change and new stock symbol are effective immediately.

The Company also announced the appointment of John P. Hamill to Executive Vice President and Chief Financial Officer, David Natan to Executive Vice President, Reporting and Analysis (Chief Accounting Officer), and Thomas J. Newman, M.D. to Executive Vice President, Late Stage Development.  Dr. Newman will retain his responsibilities as chief operating officer of the Company’s late-stage business.  In addition, Anne-Marie Hess was appointed Executive Director, Investor Relations and Corporate Communications.

“The PharmaNet Development Group name builds on the reputation and prominent market positions of PharmaNet, Anapharm and our other subsidiaries as a leading drug development organization committed to patient safety and providing excellent service and integrated global drug development capabilities to our clients,” said Jeffrey P. McMullen, president and chief executive officer of PharmaNet Development Group.

“The name change comes at a dynamic period for the company and our clients,” Mr. McMullen continued.  “We have realigned corporate functions and established the right corporate executive management team to focus on building a long-term, sustainable business that will enhance client and shareholder value.”

The Company’s early-stage clinical development business will continue to operate under its existing brands, including Anapharm, and the late-stage clinical development business will continue to operate under its existing brand, PharmaNet.  In support of the name change, shareholder and client information can now be accessed at www.pharmanet.com.

The Company also reported that the shareholders re-elected the board of directors for a one-year term until the 2007 Annual Meeting, approved the amendment to the 2004 Employee Stock Purchase Plan and ratified the appointment of Grant Thornton LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2006.

The Company has filed a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of the State of Delaware. Holders of stock certificates bearing the name "SFBC International, Inc." may continue to hold them and will not be required to exchange them for new certificates or take any other action.

About PharmaNet Development Group, Inc.

PharmaNet Development Group, Inc. is an international drug development services company offering a comprehensive range of clinical development, clinical and bioanalytical laboratory, and consulting services to the branded pharmaceutical, biotechnology, generic drug and medical device industries. PharmaNet Development Group, Inc. has more than 30 offices, facilities and laboratories with more than 2,000 employees strategically located throughout the world.  For more information, visit the Company's Web site at http://www.pharmanet.com.

Forward-Looking Statements

Certain statements made in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Additionally words such as "seek," "intend," "believe," "plan," "estimate," "expect," "anticipate" and other similar expressions are forward-looking statements within the meaning of the Act. Some or all of the results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include, but are not limited to, industry trends and information; our ability to implement a sale/leaseback arrangement for the construction of our Quebec City headquarters for Anapharm; the Company’s ability to leverage the strong reputation of PharmaNet, whether adverse publicity relating to the Company’s discontinued Miami operations causes clients to select competitors, not only for early stage branded clinical trials but also for other aspects of the Company’s business; its ability to resolve open issues relating to its Miami property including whether it can successfully appeal and/or enjoin the Miami-Dade County Unsafe Structures Board ruling and any related fines or expenses if we are unsuccessful; the associated costs and expenses with discontinuing the Company's operations in Miami and Ft. Myers, including the potential costs of the demolition of the Miami facility; the Company's ability to determine its impairment charges and costs of discontinued operations; whether the Company will achieve its estimated value for its Miami property; whether the Company will be able to obtain more favorable zoning for its Miami property; its assessment of the review by the United States Senate Finance Committee; developments with respect to the SEC's inquiry and securities class action lawsuits and derivative lawsuits; the Company’s assessment of its prior FDA inspections; the Company’s ability to successfully achieve and manage the technical requirements of specialized clinical trial services, while complying with applicable rules and regulations; regulatory changes; changes affecting the clinical research industry; a reduction of outsourcing by pharmaceutical and biotechnology companies; the Company’s ability to compete internationally in attracting clients in order to develop additional business; the Company’s evaluation of its backlog and the potential cancellation of contracts; its ability to retain and recruit new employees; its clients' ability to provide the drugs and medical devices used in its clinical trials; the Company’s future stock price; its assessment of its effective tax rate; the Company’s  financial guidance; its ability to obtain additional waivers or amendments of its Credit Facility; our future effective tax rate; our ability to amend our credit facility; our anticipated 2006 capital expenditures; our 2006 costs of compliance of Section 404 of the Sarbanes-Oxley Act; our ability to remediate our material weaknesses; and the impact of foreign currency transaction costs and the effectiveness of any hedging strategies that we implement; and the national and international economic climate as it affects drug development operations. Further information can be found in the Company’s risk factors contained in its Annual Report on Form 10-K for the year ended December 31, 2005, and its most recent Quarterly Report on Form 10-Q, which were originally filed as SFBC International (NASDAQ: SFCC).   The Company does not undertake to update the disclosures made herein, and you are urged to read our filings with the Securities and Exchange Commission.

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